UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

Allis-Chalmers Energy Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Final Transcript

Conference Call Transcript
ALY — Seawell to Acquire Allis-Chalmers Energy in USD 890 Million Transaction Conference Call
Event Date/Time: Aug 13, 2010 / 12:00 PM GMT

1

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Aug 13, 2010 / 12:00 PM GMT, ALY — Seawell to Acquire Allis-Chalmers Energy in USD 890 Million Transaction Conference Call
CORPORATE PARTICIPANTS
Jorgen Peter Rasmussen
Seawell — Chairman
Micki Hidayatallah
Allis-Chalmers Energy — Chairman & CEO
CONFERENCE CALL PARTICIPANTS
Sachin Shah
Capstone GM — Analyst
Mona Yee
Schroder — Analyst
Steve Ferazani
Sidoti & Co. — Analyst
Frank Harestad
Pareto — Analyst
Gary Stromberg
Barclays Capital — Analyst
Atle Hauge
Carnegie — Analyst
Endre Storlokken
Danske — Analyst
Dak Salacis
[Gate Capital Management] — Analyst
Jakob Gravdal
Danske — Analyst
Andreas Stubsrud
Pareto — Analyst
Lukas Daul
SEB — Analyst
Dan Chandra
DW Investment Management — Analyst
Daniel Burke
Johnson Rice — Analyst
Simon Belk
Brigade — Analyst
Anders Bergland
Platou Markets — Analyst
Kjetil Garstad
Arctic Securities — Analyst
PRESENTATION
Operator
     Good day and welcome to the Seawell and Allis-Chalmers Energy conference call. For your information, today’s conference is being recorded. At this time I would like to turn the call over to your host, Mr. Jorgen Peter Rasmussen. Please go ahead, sir.

2

Final Transcript
Aug 13, 2010 / 12:00 PM GMT, ALY — Seawell to Acquire Allis-Chalmers Energy in USD 890 Million Transaction Conference Call
Jorgen Peter Rasmussen - Seawell — Chairman
     Thank you very much, and good morning and good afternoon, everybody. It is a great pleasure to welcome you to this conference call where I’m here with Mr. Micki Hidayatallah from Allis-Chalmers, the CEO and Chairman of Allis-Chalmers Energy Inc. We would like to in the next 25 minutes go through a presentation and describe in detail why we believe that the combination of the two companies makes a lot of sense and is a very good company coming out of this, which will have a lot of interesting technologies, services and in the future will grow into a very big and profitable company.
So let me go through the page one. Our aim is to build a first-class oil service company. This Company will be focused on drilling on Well Services, on oilfield rentals and facility engineering. We have both in Seawell and Allis-Chalmers worked a lot for very high level clients, very good corporations in E&P, and we work mainly on enhanced oil recovery. We are drilling wells in the existing fields, both offshore in the North Sea and onshore in America and South America. We will then combine ourselves and build a global footprint that will allow us to leverage and distribute the key technology that we have either developed ourselves or acquired.
Obviously both companies have a long history of drilling. We have a lot of expertise in this domain, and we have operated for more than 30 years in drilling. We will have a clear leadership in what is known as Drilling Services and the technology which leads into the drilling.
We have combined the two companies also with the aim of having a strong owner base that will allow us to capitalize on them in order for us to grow further the Company beyond this. This is a step on the road to building a first-class leading oil service company in the world.
To build it, we put together an experienced management team with people that have been working over 25 years in the oil services sector and who understand both the drilling and the downhole business. We will be able to acquire and integrate and grow all three technology companies going forward and put them into the Allis-Chalmers Seawell company and distribute their technology to our customers around the world.
And now I would like to hand you over to Micki who is going to give you an introduction to Allis-Chalmers Energy Inc. Thank you.
Micki Hidayatallah - Allis-Chalmers Energy — Chairman & CEO
     Thank you for allowing me to present Allis-Chalmers. Good morning, everyone, and thank you for attending this call.
When I started Allis-Chalmers nine years ago, I had a very single focused vision — to create a global company that provided its customers with a complete set of oilfield products and services from well planning and engineering to plug and abandonment. We wanted to provide these services both on land, as well as offshore.
Over the last nine years, we have stayed true to our vision, and today we support our customers’ exploration, drilling and completion programs with the following services — directional drilling, under-balanced throwing, coiled tubing, grease packages, drilling and work-over rigs, dry locations, as well as fluids and mud products.
In addition to this, we have a full array of rental products, including drill pipe, heavyweight, BOPs and specialty handling tools. We operate in all the major shale plays in the domestic United States, and we operate in the major oil and gas regions worldwide, including Brazil, Argentina, Mexico, Colombia, and Saudi Arabia, and we recently received notification of having prequalified to work in Iraq.
I am firmly convinced that this combination is in the best interests of all our stakeholders, and here I include our stockholders and the enhancements of the value of their stock, our bondholders, most importantly our employees, but, of course, our customers make us a successful company. This combination clearly enhances and accelerates our access to technology, expansion of our international footprint, and increases the span of the high quality products and services that our over 3300 employees provide to our valuable customers. We believe the existing emphasis of Allis-Chalmers’ business on land and Seawell’s experience in operations offshore is very compelling for a ubiquitous oilfield service company. The Board of Directors of Allis-Chalmers has unanimously agreed to recommend this transaction to its shareholders and sees this truly unique opportunity of creating a global oilfield services company.
I’m now going to hand it back to Jorgen Peter Rasmussen.

3

Final Transcript
Aug 13, 2010 / 12:00 PM GMT, ALY — Seawell to Acquire Allis-Chalmers Energy in USD 890 Million Transaction Conference Call
Jorgen Peter Rasmussen - Seawell — Chairman
     Thank you very much, Micki. Let me give you a short introduction to Seawell for the people at least that do not know Seawell very well. Seawell is an oilfield services company which was started in September in 2007 when it was spun off from SeaDrill. This has been the well service division of SeaDrill for many years back to the 80s.
We have offices in Norway, in the UK, Aberdeen, and Newcastle. We have offices in Denmark, the United States, Brazil, Nigeria, Singapore, India, and we worked through joint ventures in Abu Dhabi and Kuala Lumpur. We have approximately 3200 skilled and experienced people, of which most of them work offshore in the North Sea on Drilling Services.
The true main business of Seawell is Drilling Services. We are manning 18 active drilling streams and about 15 to 20 passive drilling streams in the North Sea, as well as running more than 25 operations on Wireline. We do a lot of Well Services business, including leak detections. We have ultrasound cameras. We have downhole barrier blocks, which are [reseal] rated, mechanical blocks. We have cementing technology, and we have a whole range of other innovation services and well intervention services.
Since 2007 we have been registered in the OTC system, and until today our largest shareholder has been SeaDrill, the world’s leading deep water driller.
To illustrate that we have been working for a long time, we have given you here on the next slide a backlog view of our platform drilling services. If you take all the contracts we have, many of them go all the way back to the 80s, and we have in some cases even Life of Field contract for this.
Today the backlog of all our contracts and options represents more than $2 billion, so this is more or less equal to four years of revenue. So we have a very solid backlog and a very solid cash flow.
What are we trying to create? Well, we have agreed between us and Allis-Chalmers management that we would like to create a company that would be a well company focused on drilling wells and repairing production wells and using our skilled personnel from both companies to develop unique technology that can be used to enhance the production of oil and gas fields. We will be 6500 employees in 30 plus countries from the start. We have based on analysts a 1.3 billion in revenues in 2010 and an estimated 195 million in EBITDA. We will be one of the leading oil service companies in the North Sea and a major onshore player in the Americas from Alaska to (inaudible).
We will have personnel with more than 30 years experience in drilling and servicing production wells of our customers, and our customers represent only mainly leading oil companies from around the world, both international and national oil companies. And we own ourselves and are developing a range of leading edge external technologies like the Well Performance Eye, latest ultrasound camera, the only camera in the world that can look through any opaque liquid and look at the problems inside a well.
One of the things that has been attractive to me in this discussion with Allis-Chalmers has been the complementary footprint. Having worked 25 years in the oil service company, Schlumberger, I know that it is important to have a global footprint in order to be able to meet and service your customers anywhere they go. The combination of Allis-Chalmers and Seawell will give us presence in more than 30 of the world’s most important oil regions and give us an opportunity also to develop our full presence in the Middle East, the Far East and the Asia-Pacific region.
We intend to use this footprint to distribute the technologies across the world and to make sure that we can also deliver integrated services in drilling and well intervention.
Now I would like to take you through some of the transaction details. We are acquiring Allis-Chalmers Energy Inc. in a combination of share and cash. The terms of the transaction is 1.15 Seawell shares have been offered for each Allis-Chalmers energy share. And we have said that 65% of the Allis-Chalmers Energy owner should take shares. We would like to emphasize that it is important for us to have the owner base with us going forward, as well as our employees.
The cash alternative has been set to $4.25 per share, capped at a maximum of 35% of outstanding shares in Allis-Chalmers Energy. But I believe that this Company will be an opportunity for all of Allis-Chalmers shareholders, and there are no limits. If all of them wants to take shares, they can.
The transaction has been valued at approximately $890 million, which includes the assumed debts. We have agreed with Allis-Chalmers’ board that at the end of the closing or somewhere before the end of the closing, we will list the Seawell on either Oslo Stock Exchange or London Stock Exchange. The decision will be made in the near future.

4

Final Transcript
Aug 13, 2010 / 12:00 PM GMT, ALY — Seawell to Acquire Allis-Chalmers Energy in USD 890 Million Transaction Conference Call
The governance of the new company is important for everybody, stakeholders in this new venture, and we have proposed a board of directors with Saad Bargach from Lime Rock as Chairman. I know Saad very well, so I feel very comfortable working with him, having worked with him over 20 years. Olav Troim will continue as Vice Chairman, and Olav Troim works very closely with John Fredriksen, and is going to be a very good supporter of this Company going forward. We have John Reynolds from Lime Rock; Alejandro Bulgheroni from Argentina; Giovanni Dell’Orto, who has been previously CEO and Chairman of Saipem; Cecile Frekriksen. We have Alf C. Thorkildsen, who is the CEO of SeaDrill, Kate Blankenship and myself on the board. And the executive management going forward from the close will be me as Executive officer and President, and the Chief Operating Officer and EVP will be Thorleif Egel, who today is the CEO of Seawell Management. Mr. Micki Hidayatallah will be Senior Advisor to the Board, and we look forward to working very closely with Micki going forward to see if we can take all of his expertise and help us with integrating the two companies.
So the Company will have nine more members, which are seven (inaudible) and lives on four different continents, and I think that makes us truly a global company.
So to summarize for you why Seawell and Allis-Chalmers Energy boards agreed to merge the two companies, we are highly complementary. There is very little product and service overlap. In fact, the services that Allis-Chalmers has Seawell wants, and the services Seawell wants, has today, Allis-Chalmers wants. We have a very similar business focus. It is about drilling good production wells for the customers. Very experienced drilling personnel. So I think we will have one of the biggest potentially staff of experienced drilling personnel in the world. We have very little geographical overlap. Even when we have both operations in Brazil, one of us works offshore and the other one works onshore.
There are significant cross-selling synergies to be had between the two companies. We will bring Allis-Chalmers Energy’s competency to the North Sea. We will bring Allis-Chalmers Energy’s experience and tools to our operations other places as well. We are going to bring Seawell’s leading-edge technologies downhole to the Americas, to Argentina, Brazil, to Bolivia, Mexico and North America. We are building now together an organization, and we will be able to integrate future acquisitions, an in-house development of unique technology, and have the geographical footprint to be able to distribute this to our customers around the world. We obviously also have combined a much stronger customer base, and we look forward to serve them even better than before.
We are now — with this merger, we have reached critical size. We have a strong order base that will support us going forward, and we are becoming a fully global company. The combination of Seawell’s premium service offering, the clear North Sea offshore experience and competencies and technology with Allis-Chalmers drilling and oil service competencies onshore, a quality asset base, and operational gearing, and great people will make it a very attractive company going forward.
I would like to add at this time that the people of Seawell would like to welcome all of Allis-Chalmers employees to work with us in the future.
Micki Hidayatallah - Allis-Chalmers Energy — Chairman & CEO
     Thank you. We look forward to working together with Seawell to build a truly unique company.
Jorgen Peter Rasmussen - Seawell — Chairman
     Thank you, Micki. We will now turn it over to the operator for questions.
QUESTION AND ANSWER
Operator
     (Operator Instructions). Sachin Shah, Capstone GM.

5

Final Transcript
Aug 13, 2010 / 12:00 PM GMT, ALY — Seawell to Acquire Allis-Chalmers Energy in USD 890 Million Transaction Conference Call
Sachin Shah - Capstone GM — Analyst
     I just wanted to clarify some of the approvals that are needed and the timing of them and as far as the closing is concerned.
Micki Hidayatallah - Allis-Chalmers Energy — Chairman & CEO
     I’m sorry. Could you repeat that?
Sachin Shah - Capstone GM — Analyst
     Yes, I just wanted to clarify some of the approvals that are needed for closing and the timing of those approvals in concert to the closing timeframe.
Micki Hidayatallah - Allis-Chalmers Energy — Chairman & CEO
     Well, you know obviously in any acquisition we have to go through Hart-Scott-Rodino. We have to have a stockholder vote after the proxy and the F4 has been issued.
In addition to that, we basically have a commitment for bridge financing in place, and we believe that the bridge financing is adequate for both the equity takeout, as well as any debt that we wanted to refinance. So basically those are the major approvals that we are going to need and the process which we are going to go through.
Sachin Shah - Capstone GM — Analyst
     Okay. Is there a timing for the F4 to be filed?
Micki Hidayatallah - Allis-Chalmers Energy — Chairman & CEO
     I would say that we have just basically announced the transaction. We will work expeditiously on filing the F4. It is a slightly lower test level than the S4, and nobody knows what comments are coming back or what timing exactly it will take place in. But we will continue to endeavor to basically have approvals later in the year prior to the new year.
Jorgen, do you want to add anything?
Jorgen Peter Rasmussen - Seawell — Chairman
     Well, I think that is fair. We are going to try to get it closer sooner rather than later. But we will have to go through the processes, and we have analyzed the situation and believe that it can be done in an appropriate time frame.
Sachin Shah - Capstone GM — Analyst
     Okay. You mentioned before that there is very little geographic overlap. So I guess I’m — you are assuming or at least we should be under an assumption that you are not expecting any antitrust approvals as far as HSR is concerned?
Micki Hidayatallah - Allis-Chalmers Energy — Chairman & CEO
     No, there is not any real question about antitrust or Hart-Scott-Rodino because most of the revenues generated by Seawell are outside the United States.

6

Final Transcript
Aug 13, 2010 / 12:00 PM GMT, ALY — Seawell to Acquire Allis-Chalmers Energy in USD 890 Million Transaction Conference Call
Sachin Shah - Capstone GM — Analyst
     Okay. And just one last point here. I think you mentioned Lime Rock to commit their voting. I just wanted to clarify why you decided to do cash and stock here? Why not just all cash rather than have a proration?
Micki Hidayatallah - Allis-Chalmers Energy — Chairman & CEO
     Well, I think that in the interest of our particular stockholders, we believe that this is a great opportunity to accelerate and enhance stockholder values by rolling our stock into the stock of Seawell, and as a combined entity, we are going to substantially enhance the capital structure and stockholder value. And that is why we would not really believe in an all-cash offer. We are firmly convinced that this is a compelling strategic fit and meets all the strategic objectives that we had established in our original strategic vision. So it is an opportunity for our shareholders to accelerate the growth in stockholder value.
Operator
     (Operator Instructions). Mona Yee, Schroder.
Mona Yee - Schroder — Analyst
     I want to ask you, would this trigger the 101 change in control for the outstanding note to Allis-Chalmers?
Micki Hidayatallah - Allis-Chalmers Energy — Chairman & CEO
     I’m giving an opinion here, and to the best of my knowledge, it would trigger the change of control put at the 101 price. I have not done the legal test.
Mona Yee - Schroder — Analyst
     Okay. So is that how you plan to kind of refi it just to get out and then reissue at the Seawell level?
Micki Hidayatallah - Allis-Chalmers Energy — Chairman & CEO
     I would — I did not comment actually on the capital structure. What I did say was that we have received bridge financing commitments that have given us comfort. I don’t know exactly the capital structure that will take to bridge out.
Mona Yee - Schroder — Analyst
     Okay. One last question. What is Seawell rated?
Micki Hidayatallah - Allis-Chalmers Energy — Chairman & CEO
     Seawell is not a rated company as of this stage because their borrowings are basically bank borrowings on a cash flow basis. They don’t have any trading bonds.
Operator
     Steve Ferazani, Sidoti & Co.

7

Final Transcript
Aug 13, 2010 / 12:00 PM GMT, ALY — Seawell to Acquire Allis-Chalmers Energy in USD 890 Million Transaction Conference Call
Steve Ferazani - Sidoti & Co. — Analyst
     Questions for Micki. Micki, you sounded, still even on the most recent conference call, pretty enthusiastic about some of the initiatives. You had repositioned a lot of the international fleet successfully. You were moving more of the rental tools internationally. You were getting pricing from the directional drilling. You had the Iraq possibility. Why not see some of those efforts through before you decide to make a deal?
Micki Hidayatallah - Allis-Chalmers Energy — Chairman & CEO
     I believed that this opportunity was unsolicited, but when I looked at the opportunity for enhancing value and enhancing the ability to execute the strategic initiatives, I felt it was in the best interest of all our stakeholders to aggressively pursue it. And, you know, I will give you one example that I find most compelling.
I think you have seen my total commitment to the Iraqi oilfield service market. I believe it is going to be the fastest-growing market over the next 10 years. And if you see the ambitious program that if they are allowed by OPEC, they could produce as much as 10 or 12 million barrels of oil a day. And you look at the biggest challenge that you face in that market, and its access to technology, its access to work-over and completion technology, its access to downhole well technology, and the ability — and this is key — to access very qualified operators to operate our drilling rigs, which I have always said is the anchor of anything we do in a new territory.
As you heard earlier from Jorgen, they operate in the most difficult circumstances in the world. They have a fantastic safety record, and that is the highest specifications of any product or services in the North Sea. So through their experience, their access to manpower and access to technology, downhole and in completion, we believe that we will be able to enhance the products and services that we provide and substantially increase the value of the work we do for our customers.
So I hope that answers your question.
Operator
     Frank Harestad, Pareto.
Frank Harestad - Pareto — Analyst
     Interesting deal. Just one question on the land rig fleet. You have a fleet of 30 drilling rigs and 48 service rigs. Could you give some more details on when those rigs are built and what replacement costs of those assets are? I would like to hear about that.
Micki Hidayatallah - Allis-Chalmers Energy — Chairman & CEO
     The drilling rigs, if you took an average age, are probably over 25-years-old. But, on the other hand, these rigs are ideal and in great condition because of the tremendous effort and concentration on rebuilding with new technology and refurbishing, but they are very — they fit the Brazilian and Argentinean market perfectly.
We do have two brand-new drilling rigs in Argentina. One is a mechanical 750 hp drilling rig, and the second is a AC 750 hp AC drilling rig.
In addition to this, in Bolivia we have I would call it a new drilling rig, 3000 hp, operating in Bolivia. Our rigs really go from 500, 450 hp, all the way up to 3000 hp.
In the United States, we have four brand-new drilling rigs currently under construction, and these are state-of-the-art with deliveries in August, September and February. We believe that these rigs are as good as any that have been manufactured. On the workover — and the Brazilian rigs are all less. These are eight Brazilian rigs that are less than five-years-old. So that is a fairly new fleet. In addition to this, we have the 48 workover rigs. 16 or 17 of them have been constructed in the last three years. So that gives you some color of where we are.
Frank Harestad - Pareto — Analyst
     Could you also say what average utilization and EBITDA per year per rig is or EBITDA per day or something like that?

8

Final Transcript
Aug 13, 2010 / 12:00 PM GMT, ALY — Seawell to Acquire Allis-Chalmers Energy in USD 890 Million Transaction Conference Call
Micki Hidayatallah - Allis-Chalmers Energy — Chairman & CEO
     I will in general talk about that. We are very, very fortunate that in Bolivia we have 98% utilization. In Argentina we have about 95% utilization. These rigs are operating in Argentina at an average day rate of 22,000 per day, maybe 23,000. 11 of the jobs we are doing are basically turnkey jobs, providing a full turnkey operation, and the day rate varies depending on the footage or meterage drilled. In Colombia we have 98% utilization and an average of nearly $27,000 in dayrate. It would be difficult for me to give you per rig in this conference call, but suffice it to say that our average gross margin in Bolivia is about 50%, and our average gross margin in Argentina is near 25%.
I hope that answers the question.
Operator
     Gary Stromberg, Barclays Capital.
Gary Stromberg - Barclays Capital — Analyst
     What is the pro forma debt of the combined company?
Micki Hidayatallah - Allis-Chalmers Energy — Chairman & CEO
     Pro forma debt as of today would consist of about $300 million in senior secured debt, about 430 million in bonds outstanding, and in addition to that, Seawell has mezzanine debt of about $96 million.
Gary Stromberg - Barclays Capital — Analyst
     And does that include the $100 million in equity that is planned?
Micki Hidayatallah - Allis-Chalmers Energy — Chairman & CEO
     No. The $100 million in equity, that capital structure has not been completely formulated. What I gave you today is the exact gross debt. In addition to this, when you combine the cash position of the company, today we probably have pro forma $75 million in cash.
Operator
     Atle Hauge, Carnegie.
Atle Hauge - Carnegie — Analyst
     Just a quick question to Seawell about Allis-Chalmers. Looking at the consensus going forward, $150 million I think in EBITDA for next year, is that a realistic level do you think for the Allis-Chalmers business?
Jorgen Peter Rasmussen - Seawell — Chairman
     Well, as you can tell, when you consider that in 2008 we had 2100 drilling rigs operating in the United States, went down to 600, and has picked up in the most radical manner that we have seen back to 1600, visibility continues to be blurred. But to the best of our knowledge and to the best of our estimates, we believe very strongly that the numbers that the analysts have put forward with market conditions staying as they are, commodity prices staying within a small swing level, we can achieve our strategic objectives and the operating performance that we have set for ourselves.

9

Final Transcript
Aug 13, 2010 / 12:00 PM GMT, ALY — Seawell to Acquire Allis-Chalmers Energy in USD 890 Million Transaction Conference Call
Operator
     Endre Storlokken, Danske.
Endre Storlokken - Danske — Analyst
     I just had a question with regards to synergies. Obviously seeing that you don’t have much geographical overlap or product overlap in the two companies, are you able to give us any kind of revenue synergy estimate at this point?
Jorgen Peter Rasmussen - Seawell — Chairman
     I think that will be premature. We have to get the system all the processes going first and to close the transaction before we can do that. But obviously we see that we are able to introduce our technology from Seawell into the client base of Allis-Chalmers in North and South America and that we will be able to also take the rental business from Allis-Chalmers and do that into a global business. So we believe that there are significant opportunities here, but I cannot at this moment put any numbers on it.
Operator
     [Dak Salacis], [Gate Capital Management].
Dak Salacis - [Gate Capital Management] — Analyst
     Did I do the math right in understanding that basically the Seawell business has about $337 million of debt and $57 million of cash?
Micki Hidayatallah - Allis-Chalmers Energy — Chairman & CEO
     That is — the Seawell business has about just over $300 million of debt, but that includes the Seawell mezzanine debt.
Operator
     Jakob Gravdal, Danske.
Jakob Gravdal - Danske — Analyst
     Congrats with the very selecting transaction. I’m just wondering for both of you guys, as you now have greatly improved your footprint, will the future acquisitions be more concentrated on technological driven, or is still improving your global footprint very much on the agenda?
Jorgen Peter Rasmussen - Seawell — Chairman
     I do not at this moment exclude more footprint. This are clearly some places in the world that we do not cover as you see. For example, we need to increase our footprint in the Middle East. We need to improve our footprint in the Far East. I can see Seawell just acquired a rig inspecting company in Singapore and Perth, which is giving us a footprint in Australia, but we need to further enhance that footprint in order to do all the services in Australia.
We are also very interested in India. We have interests into some other regions in the Caspian Sea, and obviously we are interested in Russia. But at the moment we are going to have to concentrate on making sure we integrate our businesses.
When it comes to the technology, we will sooner rather than later give you all a presentation about how we see the two main service line, Drilling Services and Well Services, and how complete those service lines are today, and what we would need to acquire of technologies to make them

10

Final Transcript
Aug 13, 2010 / 12:00 PM GMT, ALY — Seawell to Acquire Allis-Chalmers Energy in USD 890 Million Transaction Conference Call
100% complete. We will be looking for acquisitions over the next couple of years to really put more technology on our offering. And I am very keen on working closely with Lime Rock on this, and I believe that this is one of the reasons why they are keen on working with us as well. So I am sure this will bring a lot of synergies in that domain.
Operator
     Andreas Stubsrud, Pareto.
Andreas Stubsrud - Pareto — Analyst
     Congratulations on the transaction. Actually my questions have been answered regarding the synergies and EBITDA. So I guess I will talk to you later yet again. Bye.
Operator
     Lukas Daul, SEB.
Lukas Daul - SEB — Analyst
     I was wondering with the current setup which you have, could you on a general basis say which markets and which particular services do you expect to grow the fastest in the next couple of years?
Jorgen Peter Rasmussen - Seawell — Chairman
     I think that we all know that the world’s oil need is going to keep on increasing with the number of people growing in the world and with the oilfields all declining very rapidly. I don’t believe that there are much other ways in keeping the world oil supply up to speed and to drill more wells in existing fields. So we will see an increased activity on Drilling Services.
Now we have today operations on 18 platforms in the North Sea where we are running today the drilling operation. But we do not do downhole direction of drilling equipment, so that is clearly an area where we need to expand very rapidly.
When it comes to the well intervention market, we are building based on some of the unique technologies we own in the ultrasound, a whole range of new production locking tools that we believe are going to be quite interesting for all of our customers worldwide, and help them produce more oil.
I mean this is really the focus of Seawell going forward. We will be on enhanced oil recovery for our customers. I hope I answered your question.
Operator
     Dan Chandra, DW Investment Management.
Dan Chandra - DW Investment Management — Analyst
     Congratulations on the transaction, guys. This is really great news. Can you share with us how Lime Rock is intending to roll? Are they going to take a pro rata of cash and stock or just rolling it into full stock?
Micki Hidayatallah - Allis-Chalmers Energy — Chairman & CEO
     I think Lime Rock has agreed only to a forced vote if required, and the second agreement that Lime Rock has reached is that, if the forced vote goes against this transaction, that they will not support another transaction for a period of nine months after the termination of this transaction.

11

Final Transcript
Aug 13, 2010 / 12:00 PM GMT, ALY — Seawell to Acquire Allis-Chalmers Energy in USD 890 Million Transaction Conference Call
Dan Chandra - DW Investment Management — Analyst
     Okay. Should everyone agree about this transaction, it appears that you get an election of up to 35% in cash and then the rest in Seawell stock. Obviously to the extent that someone does not take cash, there is more cash to be spread out among the shareholders, correct? Are they intending to just take cash and stock or just stock as an indication to other shareholders?
Jorgen Peter Rasmussen - Seawell — Chairman
     I think the Lime Rock team has very clearly stated to us that their intention is to take stock. (multiple speakers)
Operator
     Daniel Burke, Johnson Rice.
Daniel Burke - Johnson Rice — Analyst
     All of my questions have been answered. But just to follow-up on the very last question there on Lime Rock, so, Micki, if I heard you correctly, it certainly fits with the terms of the press release. Lime Rock has at this point and it looks pretty involved and supportive of the merger, but they have made no commitment to vote for or in favor of the merger at this point. Correct?
Micki Hidayatallah - Allis-Chalmers Energy — Chairman & CEO
     There is no lockup. I think Lime Rock has agreed, number one, to convert their preferred stock to common stock. Number two, they have agreed to a forced vote. And number three, if the transaction is terminated through the forced vote, they will not support another transaction for nine months.
Jorgen Peter Rasmussen - Seawell — Chairman
     Actually they have agreed to vote for the transaction, but they have not committed to it.
Operator
     [Simon Belk], Brigade.
Simon Belk - Brigade — Analyst
     My questions have been answered. Thanks.
Jorgen Peter Rasmussen - Seawell — Chairman
     We will take two more questions.
Operator
     Anders Bergland, Platou Markets.

12

Final Transcript
Aug 13, 2010 / 12:00 PM GMT, ALY — Seawell to Acquire Allis-Chalmers Energy in USD 890 Million Transaction Conference Call
Anders Bergland - Platou Markets — Analyst
     Just a quick question to Allis-Chalmers. I’m wondering on your strategy presentation, I see you are guiding on or will try to achieve a 30% EBITDA margin in 2012. Is that still a guidance that we can count on, or where do you see the EBITDA margin in Allis-Chalmers from this point?
Micki Hidayatallah - Allis-Chalmers Energy — Chairman & CEO
     Yes, I think there are some factors on which we base this, but, most importantly, in 2008 our average EBITDA margin were approximately 30%. The only challenge that we foresee going forward is in achieving that average EBITDA margin of 30%. We had a bigger share of the offshore and shallow water rental market. And, as you are aware with the new MMS regulations and with the uncertainty of what is going to happen in shallow water drilling, that would be the biggest single challenge that we face. But we will continue to improve margins on all our other operating segments, and we will work diligently by 2012 to reach a 30% level.
Operator
     Kjetil Garstad, Arctic Securities.
Kjetil Garstad - Arctic Securities — Analyst
     I see from one on the presentation that you have spent $285 million in CapEx over the last four years in new equipment and technologies. Can you just highlight a little bit of — specify it a little bit more and also talk a little bit about the CapEx needs of Allis-Chalmers in the years to come on a more normalized basis?.
Micki Hidayatallah - Allis-Chalmers Energy — Chairman & CEO
     Yes and let me begin by saying that after a great deal of analysis, we believe that our non-growth CapEx is probably going to run around $40 million a year, somewhere maybe a little south of that at $30 million. We have spent and are committed to spend on our drilling rigs and our workover rigs approximately over the last four years somewhere around $170 million to $180 million. And we have not seen the benefits of four of those drilling rigs, and I gave you the delivery dates on which they are coming, but we have substantially paid for them.
In addition to that, throughout we have increased the fleet of our MWD kits. We have increased motor capability in directional drilling. We have acquired casing running tools, the CRTs from National Oilwell Varco, which is state of the art. We have acquired approximately 15 — 14 coiled tubing units. We are rebuilding the smaller ones to over 2 inch. We have and will continue to meet market expectations in our rental fleet. We have started investing in 4-inch drill pipe, which we have a 95% utilization, very, very much in demand in the shale plays.
In addition to that, we have completely changed our compressor fleet, our boosters, our mess pumps. We have recently gone into the grease packaging business.
But I think where we are — because the second part of your question was looking in the future. And what we want to do is take our existing assets and begin to increase utilization so that we get pricing and profitability leverage in 2011 and 2012. However, if we see market demand from our customers for instance as we have seen with the high utilization of 4-inch pipe, we will endeavor to meet that demand. I hope that answers your question.
Operator
     (multiple speakers). That will conclude today’s question and answer session. I would now like to turn the call back to you for any additional or closing remarks.

13

Final Transcript
Aug 13, 2010 / 12:00 PM GMT, ALY — Seawell to Acquire Allis-Chalmers Energy in USD 890 Million Transaction Conference Call
Jorgen Peter Rasmussen - Seawell — Chairman
     Okay. I would like to thank everybody for listening in this afternoon. We hope to see you in person soon and to present more of our vision about this combined company going forward. I would like to thank Micki for coming all the way to Oslo to participate in the call today, and say that we look very much forward to building a company together with the people of Allis-Chalmers and the people of Seawell, and we believe that this will be a very interesting future together. Thank you very much, everybody, and have a nice weekend.
Operator
     That will conclude today’s conference call. Thank you for your participation, ladies and gentlemen. You may now disconnect.
Forward-Looking Statements
This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. These forward-looking statements involve a number of risks and uncertainties. Seawell and Allis-Chalmers caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. Such forward-looking statements include, but are not limited to, statements about the benefits of the proposed merger involving Seawell and Allis-Chalmers, including future financial and operating results, Seawell’s and Allis-Chalmers’ plans, objectives, expectations and intentions, the expected timing of completion of the transaction, and other statements that are not historical facts. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Allis-Chalmers’ filings with the Securities and Exchange Commission. These include risks and uncertainties relating to: the ability to obtain the requisite Allis-Chalmers stockholder approval; the risk that Allis-Chalmers or Seawell may be unable to obtain governmental and regulatory approvals required for the merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger; the risk that a condition to closing of the merger may not be satisfied; the timing to consummate the proposed merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on merger-related issues; general worldwide economic conditions and related uncertainties; and the effect of changes in governmental regulations. Neither Seawell nor Allis-Chalmers undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
Additional Information and Where to Find It
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The publication or distribution of this communication may, in some countries, be restricted by law or regulation. Accordingly, persons who come into possession of this document should inform themselves of and observe these restrictions. To the fullest extent permitted by applicable law, Seawell, Allis-Chalmers and their respective affiliates disclaim any responsibility or liability for the violation of such restrictions by any person. In connection with the proposed merger between Seawell and Allis-Chalmers, Seawell will file with the SEC a Registration Statement on Form F-4 that will include a proxy statement of Allis-Chalmers that also constitutes a prospectus of Seawell. Seawell and Allis-Chalmers will mail the proxy statement/prospectus to the Allis-Chalmers stockholders. Seawell and Allis-Chalmers urge investors and stockholders to read the proxy statement / prospectus regarding the proposed merger when it becomes available, as well as other documents filed with the SEC, because

14

Final Transcript
Aug 13, 2010 / 12:00 PM GMT, ALY — Seawell to Acquire Allis-Chalmers Energy in USD 890 Million Transaction Conference Call
they will contain important information. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from Seawell’s website (www.seawellcorp.com) under the tab “Investors.” You may also obtain these documents, free of charge, from Allis-Chalmers’ website (www.alchenergy.com) under the tab “For Investors” and then under the heading “SEC Filings.”
Participants In The Merger Solicitation
Seawell, Allis-Chalmers, and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Allis-Chalmers stockholders in favor of the merger and related matters. Information regarding the persons, who may, under the rules of the SEC, is deemed participants in the solicitation of Allis-Chalmers stockholders in connection with the proposed merger will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find information about Allis-Chalmers’ executive officers and directors in its definitive proxy statement filed with the SEC on April 30, 2010. Additional information about Seawell’s executive officers and directors and Allis-Chalmers’ executive officers and directors can be found in the above-referenced Registration Statement on Form F-4 when it becomes available. You can obtain free copies of these documents from Seawell and Allis-Chalmers using the contact information above.
DISCLAIMER
Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.
In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.
THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.
© 2010 Thomson Reuters. All Rights Reserved.

15